Exhibit 10.2

FORUM MARKETS, INCORPORATED
2025 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Award Agreement

The Participant (as defined below) has been granted an Award (this “Award”) of restricted stock units (“RSUs”) on the following terms and subject to the provisions of Attachment A and the Forum Markets, Incorporated 2025 Omnibus Incentive Plan (the “Plan”). Unless defined in this Award Agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.

Participant	[___________] (the “Participant”)

RSUs (#)	[_______][1]

Grant Date	[___________] (the “Grant Date”)

Vesting	Subject to Section 3 of Attachment A:[2]

● one-third of the RSUs will vest on [______________];

● an additional one-third of the RSUs will vest on [______________]; and

● the final one-third of the RSUs will vest on [______________];

in each case, provided that the Participant has not experienced a termination of employment prior to such date.

1	The following numbers of RSUs were granted to McAndrew Rudisill and John Saunders on April 2, 2026: (a) 623,345 RSUs to Mr. Rudisill for his initial equity award, (b) 130,647 RSUs to Mr. Rudisill for his prorated equity award for 2025, and (c) 109,091 RSUs to Mr. Saunders.

2	The vesting dates for the RSUs granted to Mr. Rudisill and Mr. Saunders on April 2, 2026 are: (a) August 1, 2026, (b) August 1, 2027, and (c) August 1, 2028.

Attachment A

Restricted Stock Unit Award Agreement
Terms and Conditions

Section 1. Grant of Restricted Stock Unit Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Rights with Respect to Shares.

(a) Right to Receive Shares. Each RSU represents the right to receive one Share if such RSU vests, as determined in accordance with this Agreement.

(b) Voting Rights. The Participant will have no voting rights with respect to the RSUs unless and until the Participant becomes the record owner of the Shares subject to the RSUs.

(c) Dividend Equivalents. If a dividend is paid on Shares during the period beginning on the Grant Date and ending on the date on which the Shares subject to the RSUs are delivered to the Participant, the Participant will be entitled to receive an amount equal to the amount of the dividend that the Participant would have received had the Shares subject to the RSUs been delivered to the Participant as of the record date for such dividend; provided that no such amount will be payable with respect to any RSUs that are forfeited. Such amount will be paid to the Participant on the date on which the Shares subject to the RSUs are delivered to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally.

(d) Transferability. The RSUs may not be assigned, sold, transferred or otherwise be subject to alienation by the Participant. Any assignment, sale, transfer or other alienation with respect to the Shares deliverable on the vesting of the RSUs will be in accordance with applicable securities laws.

Section 3. Accelerated Vesting, Forfeiture and Delivery of Shares.

(a) Termination of Employment.

(i) Without Cause Prior to Change in Control. If, at any prior to a Change in Control, the Participant’s employment is terminated by the Company without Cause, any then-unvested RSUs will vest.

(ii) Without Cause or for Good Reason Following Change in Control. If, at any time following a Change in Control, the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, any then-unvested RSUs will vest.

(iii) Any Other Reason. Except as provided in clauses (i) and (ii) of this Section 3(a), if the Participant’s employment terminates for any reason, any then-unvested RSUs will be forfeited.

(b) Delivery of Shares. The Company will deliver to the Participant promptly (and in all events within 30 days) after the date on which any RSUs vest, a number of Shares equal to the number of such vested RSUs.

Section 4. Miscellaneous Provisions.

(a) No Employment Contract Created. The issuance of this Award is not to be construed as granting to the Participant any right with respect to continuance of employment with the Company. The right of the Company to terminate at will the Participant’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment or other agreement to which the Company and the Participant may be a party.

(b) Withholding Taxes. The Participant acknowledges that this Award is subject to withholding pursuant to Section 11.10 of the Plan.

(c) Interpretation. This Award is being issued pursuant to the terms of the Plan and is to be interpreted in accordance therewith. The Administrator will interpret and construe this Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator will be final and binding on the Company and the Participant.

(d) Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if (i) personally delivered, (ii) sent by nationally recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(A) If to the Company, to its principal executive office as specified in any report filed by the Company with the Securities and Exchange Commission or to such address as the Company may have specified to the Participant in writing, Attention: General Counsel.

(B) If to the Participant, to the last known address for the Participant as maintained in the personnel records of the Company.

(e) Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

(h) Severability. In the event one or more of the provisions of this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) No Advice Regarding Grant. The Company is not providing the Participant with any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, the grant of the RSUs to the Participant, or the Participant’s acquisition or sale of the Shares delivered on vesting of the RSUs. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

(j) Compliance with Law. The Participant agrees that the Company will have unilateral authority to amend this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

(k) WAIVER OF JURY TRIAL. THE PARTICIPANT HEREBY EXPRESSLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

FORUM MARKETS, INC.

By:
Name:
Title:

PARTICIPANT